UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Acorda Therapeutics, Inc.
(Name of Issuer)

Common Stock, $0.001 par value
(Title of Class of Securities)

00484M106
(CUSIP Number)

May 16, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Larry N. Feinberg
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,062,967
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,062,967
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,062,967
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.20%
12	TYPE OF REPORTING PERSON (See Instructions) IN

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Associates, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,614,837
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,614,837
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,614,837
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.07%
12	TYPE OF REPORTING PERSON (See Instructions) OO

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,414,925
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,414,925
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,414,925
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.57%
12	TYPE OF REPORTING PERSON (See Instructions) PN

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Investment Management, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 415,730
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 415,730
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 415,730
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.05%
12	TYPE OF REPORTING PERSON (See Instructions) CO

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Institutional Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 199,912
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 199,912
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 199,912
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.50%
12	TYPE OF REPORTING PERSON (See Instructions) PN

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Ten Fund Master, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 391,254
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 391,254
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 391,254
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.99%
12	TYPE OF REPORTING PERSON (See Instructions) OO

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Offshore Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 24,476
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 24,476
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,476
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%
12	TYPE OF REPORTING PERSON (See Instructions) OO

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) The Feinberg Family Foundation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Connecticut
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,900
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,900
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.01%
12	TYPE OF REPORTING PERSON (See Instructions) OO

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Oracle Investment Management, Inc. Employees’ Retirement Plan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Connecticut
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 26,500
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 26,500
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 26,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.07%
12	TYPE OF REPORTING PERSON (See Instructions) EP

Item 1(a).	Name of Issuer:

Acorda Therapeutics, Inc., a Delaware corporation (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

15 Skyline Drive, Hawthorne, New York 10532

Item 2(a).	Name of Filing Person:

This Schedule 13G is filed by Mr. Larry N. Feinberg (“Mr. Feinberg”), who (A) serves as the managing member of Oracle Associates, LLC, a Delaware limited liability company, which serves as the general partner of certain investment funds, (B) is the sole shareholder, director and president of Oracle Investment Management, Inc., a Delaware corporation, which serves as the investment manager and has investment discretion over the securities held by certain investment funds and/or managed accounts, and (C) is the trustee of the Feinberg Family Foundation and has the sole power to direct the voting and disposition of shares in the foundation.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

c/o Oracle Partners, L.P.
200 Greenwich Avenue, 3rd Floor,
Greenwich, CT 06830

Item 2(c).	Citizenship:

United States

Item 2(d).	Title of Class of Securities:

Common Stock, $0.001 par value (the “Common Stock”)

Item 2(e).	CUSIP Number:

00484M106

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or dealer registered under Section 15 of the Act.

(b)	☐ Bank as defined in section 3(a)(6) of the Act.

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act.

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940.

(e)	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

(j)	☐ Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ___

Item 4.	Ownership:

The percentage of shares owned is based upon the 39,657,681 shares of the Issuer’s Common Stock issued and outstanding as of July 31, 2011, as set forth in the Issuer’s most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the Securities and Exchange Commission on August 8, 2011.

The beneficial ownership of the Reporting Persons is set forth below.  This filing and any future amendments hereto shall not be considered an admission that any Reporting Person is a beneficial owner of shares beneficially owned by any other Reporting Person named herein.

A. Larry Feinberg
(a) Amount beneficially owned: 2,062,967
(b) Percent of class: 5.20%
(c) Number of shares as to which such person has:
(i)   Sole power to vote or direct the vote: 0
(ii)  Shared power to vote or direct the vote: 2,062,967
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 2,062,967

    B. Oracle Associates, LLC
(a) Amount beneficially owned: 1,614,837
(b) Percent of class: 4.07%
(c) Number of shares as to which such person has:
(i)   Sole power to vote or direct the vote: 0
(ii)  Shared power to vote or direct the vote: 1,614,837
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,614,837

C. Oracle Investment Management, Inc.
(a) Amount beneficially owned: 415,730
(b) Percent of class: 1.05%
(c) Number of shares as to which such person has:
(i)   Sole power to vote or direct the vote: 0
(ii)  Shared power to vote or direct the vote: 415,730
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 415,730

D. Oracle Institutional Partners, LP
(a) Amount beneficially owned: 199,912
(b) Percent of class: 0.50%
(c) Number of shares as to which such person has:
(i)   Sole power to vote or direct the vote: 0
(ii)  Shared power to vote or direct the vote:  199,912
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 199,912

E. Oracle Partners, LP
(a) Amount beneficially owned: 1,414,925
(b) Percent of class: 3.57%
(c) Number of shares as to which such person has:
(i)   Sole power to vote or direct the vote: 0
(ii)  Shared power to vote or direct the vote: 1,414,925
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,414,925

F. Oracle Ten Fund Master, LP
(a) Amount beneficially owned: 391,254
(b) Percent of class: 0.99%
(c) Number of shares as to which such person has:
(i)   Sole power to vote or direct the vote: 0
(ii)  Shared power to vote or direct the vote:  391,254
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 391,254

G. Oracle Offshore Limited
(a) Amount beneficially owned: 24,476
(b) Percent of class: 0.06%
(c) Number of shares as to which such person has:
(i)   Sole power to vote or direct the vote: 0
(ii)  Shared power to vote or direct the vote:  24,476
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 24,476

H. The Feinberg Family Foundation
(a) Amount beneficially owned: 5,900
(b) Percent of class: 0.01%
(c) Number of shares as to which such person has:
(i)   Sole power to vote or direct the vote: 0
(ii)  Shared power to vote or direct the vote:  5,900
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 5,900

I. Oracle Investment Management, Inc. Employees’ Retirement Plan
(a) Amount beneficially owned: 26,500
(b) Percent of class: 0.07%
(c) Number of shares as to which such person has:
(i)   Sole power to vote or direct the vote: 0
(ii)  Shared power to vote or direct the vote:  26,500
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 26,500

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

See Exhibit A.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	September 12, 2011

/s/ Larry Feinberg
Larry Feinberg, Individually

ORACLE ASSOCIATES, LLC

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE PARTNERS, LP

By: ORACLE ASSOCIATES, LLC, its general partner

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE INVESTMENT MANAGEMENT, INC

By: /s/ Larry Feinberg
Larry Feinberg, President

ORACLE INSTITUTIONAL PARTNERS, LP

By: ORACLE ASSOCIATES, LLC, its general partner

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE TEN FUND MASTER, LP

By: ORACLE ASSOCIATES, LLC, its general partner

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE OFFSHORE LIMITED

By: /s/ Larry Feinberg
Larry Feinberg, Director

THE FEINBERG FAMILY FOUNDATION

By: /s/ Larry Feinberg
Larry Feinberg, Trustee

ORACLE INVESTMENT MANAGEMENT, INC.
EMPLOYEES’ RETIREMENT PLAN

By: /s/ Aileen Wiate
Aileen Wiate, Trustee

Exhibit A

Members of Group:

LARRY FEINBERG
ORACLE ASSOCIATES, LLC
ORACLE INVESTMENT MANAGEMENT, INC
ORACLE PARTNERS, LP
ORACLE INSTITUTIONAL PARTNERS, LP
ORACLE TEN FUND MASTER, LP
ORACLE OFFSHORE LIMITED
ORACLE INVESTMENT MANAGEMENT, INC. EMPLOYEES’ RETIREMENT PLAN
THE FEINBERG FAMILY FOUNDATION

Exhibit B

SCHEDULE 13G JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly and timely file the Schedule 13G (and any amendments thereto) to which this Joint Filing Agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Dated: September 12, 2011

/s/ Larry Feinberg
Larry Feinberg, Individually

ORACLE ASSOCIATES, LLC

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE PARTNERS, LP

By: ORACLE ASSOCIATES, LLC, its general partner

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE INVESTMENT MANAGEMENT, INC

By: /s/ Larry Feinberg
Larry Feinberg, President

ORACLE INSTITUTIONAL PARTNERS, LP

By: ORACLE ASSOCIATES, LLC, its general partner

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE TEN FUND MASTER, LP

By: ORACLE ASSOCIATES, LLC, its general partner

By: /s/ Larry Feinberg
Larry Feinberg, Managing Member

ORACLE OFFSHORE LIMITED

By: /s/ Larry Feinberg
Larry Feinberg, Director

THE FEINBERG FAMILY FOUNDATION

By: /s/ Larry Feinberg
Larry Feinberg, Trustee

ORACLE INVESTMENT MANAGEMENT, INC.
EMPLOYEES’ RETIREMENT PLAN

By: /s/ Aileen Wiate
Aileen Wiate, Trustee